Exhibit 2.1

                              CERTIFICATE OF MERGER

     This Certificate of Merger is filed pursuant to Section 251 of the General Corporation Law of the State of Delaware:

          1.   Name and State of Incorporation of the Constituent Corporations:

               Grafix  Corporation,   a  Delaware   corporation  (the  surviving
               corporation)   and  Golf  One   Industries,   Inc.,   a  Delaware
               corporation.

          2. An agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

          3. Grafix Corporation shall be the surviving corporation. Pursuant to the terms of the merger agreement, the name of the surviving corporation shall be changed to "Gary Player Direct, Inc."

          4.   Amendment  to  the   Certificate  of   Incorporation   of  Grafix
               Corporation:

               Article FIRST shall be changed to read:

                     "The name of the corporation is GARY PLAYER DIRECT, INC."

               The first paragraph of Article FOURTH shall be changed to read:

                   "The total number of authorized shares which the corporation is authorized to issue shall be 200,000,000 shares of common stock having a par value of $ .001 per share, and 5,000,000 shares of preferred stock having a par value of $ .01 per share."

               Shareholders  owning  a  majority  of  the  voting  stock  of the
               corporation   approved  these  amendments  to  the  corporation's
               Certificate of Incorporation by written consent dated February 23, 1999.


          5.   The executed  agreement of merger is on file at the office of the
               surviving   corporation,   6260   South   University   Boulevard,
               Littleton, Colorado 80121.

          6. A copy of the agreement of merger will be furnished to any stockholder of either constituent corporation, upon request and without charge.

Dated: March 26, 1999.

GRAFIX CORPORATION:


/s/ KENT D. KRAUSMAN
--------------------------------
Kent D. Krausman, Director


/s/ ARNOLD P. GUTTENBERG
--------------------------------
Arnold P. Guttenberg, Director


/s/ CLIFF COZIER
--------------------------------
Cliff Cozier, Director


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